Exhibit 14

SUNOCO, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1. Introduction

This Code of Business Conduct and Ethics sets forth the basic principles that guide the business conduct of Sunoco, Inc. Sunoco intends not just to comply with legal requirements but to conduct its business in accordance with a high level of honesty and integrity. Public confidence and the reputation of the Company are valuable business assets that must be earned by ethical conduct in the Company’s interactions with its vendors, customers, competitors, communities, investors, employees and the government. Each officer, director and employee is expected to act in good faith and with integrity in the performance of his/her responsibilities on behalf of the Company and in compliance with all applicable laws, rules and regulations. Officers, directors and employees of the Company also have a duty of loyalty to the Company to further its aims and goals and to work on behalf of its best interests. This Code of Business Conduct and Ethics is intended to comply with the provisions of the Sarbanes-Oxley Act of 2002 and its implementing regulations.

Officers, directors and employees of the Company must comply with this Code and Company policies and must conduct themselves in a manner to avoid even the appearance of improper behavior.

If a local custom or law requires less stringent standards than this Code or Company policy, officers, directors and employees still must comply with the Code and Company policy. Those who violate this Code will be subject to disciplinary action, up to and including termination of employment. Violations and waivers of, and amendments to, this Code will be disclosed as required by law. If there is a situation which an officer, director or employee believes may violate or lead to a violation of this Code, the guidelines described in Section 17 of this Code should be followed.

2. Scope

This Code applies to all officers, directors and employees of Sunoco Inc. and its subsidiaries and affiliates. Agents, representatives and consultants of the Company are expected to act in the Company’s best interests and in accordance with high ethical standards. Conduct that is improper for the Company or any of its officers, directors or employees to engage in directly may not be engaged in by the use of agents, representatives or consultants.

3. Senior Financial Officers’ Code of Ethics

All officers, directors, and employees and specifically the Chief Executive Officer, Chief Financial Officer, Comptroller, General Auditor and other senior financial officers must comply with this Code, the other Company Policies listed in Appendix A to this Code and with all applicable rules and standards of the Securities and Exchange Commission, the Financial Accounting Standards Board, the New York Stock Exchange, and other regulatory bodies.

In particular, the Chief Executive Officer, Chief Financial Officer, Comptroller, General Auditor and other senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports that the Company files with the Securities and Exchange Commission and will promptly bring to the attention of the Financial Information Committee any material information of which he or she may become aware that could affect such disclosures. The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Audit Committee of the Board of Directors any information he or she may have regarding:

•	significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data;

•	any fraud, whether material or not, that involves management or any other employee who has a significant role in the Company’s financial reporting, disclosure or internal control; or

•	any material violation of (1) any law, rule or regulation (including the securities laws) applicable to the Company or the operation of its businesses or (2) this Code.

4. Compliance with Laws, Rules, Regulations and Ethics

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All officers, directors and employees must respect and obey the laws of the cities, states and countries in which the Company operates, and the Company’s business will be conducted in accordance with a high standard of honesty and integrity. If a local law conflicts with a policy in this Code, you must comply with the law; however, if local custom or policy conflicts with this Code, you must comply with the Code. Any questions regarding application of the law or the appropriateness of a particular course of conduct should be referred to the responsible managers, the Legal Department, the Human Resources Department, the General Auditor or other appropriate personnel. Suspected violations of law or policy should be reported to management, the Legal or Human Resources Department, the General Auditor or the Sunoco Compliance Hotline. Managers must resolve questions or violations promptly and properly, with the assistance of the Legal, Human Resources or General Auditor’s Departments as necessary.

The Company holds information and training sessions to promote compliance with laws, rules, regulations and Company policies, which officers, directors and employees are expected to attend.

5. Conflicts of Interest

A conflict of interest exists when the private interest of an officer, director or employee interferes with that person’s ability to advance the legitimate interests of the Company. A conflict situation can arise when an officer, director or employee takes actions or has interests that may make it difficult to perform his or her Company duties objectively and effectively. Conflicts of interest may also arise when an officer, director or employee, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company.

Officers, directors and employees of the Company and its subsidiaries are prohibited from engaging in transactions or relationships that may reasonably be expected to give rise to conflicts of interest. Any officer, director or employee who becomes aware of a potential, apparent or actual conflict should bring it to the attention of his/her manager or other appropriate personnel, or consult the guidelines described in Section 17 of this Code. Management will take such actions as are necessary and proper to remove the conflict, which may include procedural safeguards, removal of an employee’s discretion in the area of conflict, reassignment of job responsibilities, reassignment of the employee, or prohibition against continued participation in the conflicting activity. The resolution of a potential conflict situation by management is not a violation or waiver of this Code or the Company’s Conflict of Interest Policy.

Conflicts of interest may not always be clear-cut, so if an officer, director or employee has a question, he/she should consult with higher levels of management or the Company’s Legal Department. Also, officers, directors and employees should consult the Company’s separate, more detailed Conflict of Interest Policy.

6. Financial Reporting and Controls, Records Management and Communications

The Company requires honest and accurate recording and reporting of financial and other information in order to make responsible business decisions and full, fair, accurate, timely and understandable financial and other disclosures to regulatory agencies and the public. The Company will maintain internal controls to ensure that transactions are properly authorized, assets are safeguarded, operations are conducted in accordance with Board of Directors and management directives and financial records are reliable. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls.

The Company will maintain disclosure controls to ensure that required information is recorded, processed, summarized and reported as required by law and regulation and within the time periods specified. Required information will be timely communicated to management as appropriate to allow timely decisions regarding disclosure. Financial statements for external purposes will be fairly presented in conformity with generally accepted accounting principles accepted in the United States or other applicable standards as required by law or regulation. Public statements and filings regarding the Company’s business and financial status must be true, accurate, complete, timely, understandable and not misleading. Unrecorded funds or assets, such as “slush funds” will not be maintained. No false or fictitious entries will be made on the Company books and records.

If an officer, director or employee is not sure whether a certain expense or transaction is legitimate, or how to properly account for the expense or transaction, he/she must ask his/her supervisor or the Comptroller’s Department. Rules and guidelines are available from the Materials Management and Accounting Departments.

Business records and communications often become public and all officers, directors and employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to the applicable law and the Company’s record retention schedule. Records relevant to a pending or threatened government or Company investigation or other legal action must not be destroyed. In the event of litigation or governmental investigation, officers, directors and employees should consult the Company’s Legal Department for instructions on document retention.

7. Confidential Information, Disclosure and Insider Trading

Officers, directors and employees must maintain the confidentiality of confidential information entrusted to them by the Company, except when disclosure is authorized by the Legal Department or required by applicable laws or regulations as determined by the Legal Department. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers and suppliers, if disclosed. All non-public information about the Company should be considered confidential information. Examples of confidential information include: Pending acquisitions, divestments and joint ventures, turnarounds, or other major maintenance projects, trade secrets, patents, trademarks, copyrights, business plans, marketing plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports and any information subject to any obligation or agreement of confidentiality. It also includes information that suppliers and customers have entrusted to the Company. The obligation to preserve confidential information continues even after the end of employment or service on the Board of Directors.

Officers, directors and employees who have access to confidential information are not permitted to use or share that information for any purpose other than the legitimate conduct of Company business. The use of Company confidential information for personal financial benefit, such as to trade in stocks or bonds, or to “tip” others who might make an investment decision on the basis of this information is unethical and illegal and is prohibited. Officers, directors and employees should consult the Company’s separate, more detailed Company Insider Trading and Corporate Disclosure Policies and the Legal Department with any questions they may have.

8. Competition and Fair Dealing

Sunoco seeks to outperform its competition fairly and honestly. Sunoco seeks competitive advantages through superior performance but never through unethical or illegal business practices. The Company shall avoid any situation in which the Company or its officers, directors or employees could be accused of conspiring with competitors or using coercive or unfair tactics on customers or suppliers. Neither the Company nor its officers, directors or employees shall enter into any illegal arrangements with competitors or impose any illegal restraints on customers or suppliers. Prohibited transactions include any understanding or arrangement with competitors, express or implied, to fix prices, to refuse to do business with particular customers or suppliers, to divide markets, to limit supplies, to rig bids, to restrict distribution channels or to engage in any other type of transaction which might be viewed as a restraint upon domestic or foreign commerce. Prices charged or paid for the Company’s raw materials, products, services and facilities, including any changes made to those prices, shall be determined independently by the Company, based solely upon its own view of costs, market conditions, competitive situations, desired profit levels and other business factors.

Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each officer, director and employee must respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and their employees. No officer, director or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice. Officers, directors and employees should consult the Company’s separate, more detailed Antitrust Policy and the Legal Department with any questions they may have.

9. Entertainment and Gifts

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers or suppliers. No gift or entertainment should ever be offered, given, provided or accepted by any Company officer, director or employee or any family member of such person, unless it: (1) is not a cash gift; (2) is consistent with customary business practices; (3) is not excessive in value; (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. An officer, director or employee should discuss with his/her supervisor or the Legal Department any gifts or proposed gifts or entertainment which he/she is not certain are appropriate. Officers, directors or employees should also consult the Company’s separate, more detailed Conflicts of Interest Policy and their business unit’s Gift and Entertainment Reporting Guidelines.

10. Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. Sunoco is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Employees will be evaluated solely on the basis of their job performance and results. Examples of unacceptable conduct include: Derogatory comments based on racial or ethnic characteristics; unwelcome sexual advances; violence and threatening behavior; discrimination on the basis of race, gender, national origin, age, religion, sexual orientation; other improper characteristic or displaying sexually explicit material in the workplace. Officers, directors and employees may consult the Company’s separate, more detailed Anti-Discrimination, Equal Employment Opportunity, and Harassment Policies and the Human Resources and Legal Departments with any questions they may have.

11. Health, Environment and Safety

The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Employees are expected to be fit for duty and capable of performing their responsibilities in a safe and productive manner free from substance abuse. Substance abuse in the workplace will not be tolerated.

To maintain the Company’s valuable reputation, compliance with Sunoco’s quality processes and safety requirements is essential. Sunoco’s products and services will be designed, manufactured and handled to meet its obligations to customers and to appropriately manage risks to human health and the environment.

The Company is a careful steward of natural resources. Sunoco’s goal is to prevent HES incidents such as permit violations, environmental spills and releases, fires, explosions, injuries and illnesses and other accidents. The Company will inform appropriate officials, employees, contractors, customers and the public about significant health, safety or environmental hazards related to its facilities in a timely manner and will comply with all environmental laws, rules and permits that apply to its operations. Officers, directors and employees should consult the Company’s separate, more detailed Health, Environment and Safety and Substance Abuse Policies and the HES and Legal Departments with any questions they may have.

12. Protection and Proper Use of Company Assets

All employees must protect the Company’s assets and ensure their efficient and lawful use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud, theft or improper use of Company assets should be immediately reported to management and investigated. All transactions must be properly authorized. Employees must be aware of the limits of their authority and may not engage in transactions that are beyond their limit of authority.

Company equipment, goods and services should not be used for non-Company business, though incidental personal use may be permitted.

13. Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s Legal Department can provide guidance in this area. Officers, directors and employees should also consult the separate, more detailed Prohibited Payments and Political Contributions Policy.

14. Waivers of the Code of Business Conduct and Ethics

Any amendment or waiver of this Code for executive officers, senior financial officers or directors may be made only by the Board of Directors or a Board committee and will be disclosed promptly as required by law or stock exchange regulation.

15. Reporting Any Illegal or Unethical Behavior and Protection Against Retaliation

The Company is committed to achieving compliance with this Code and all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. Reporting of violations is important to assure that the Company swiftly detects, investigates, corrects, reports violations and prevents recurrence of violations. Employees and officers are expected to talk to supervisors, managers or other appropriate personnel and directors to the Governance Committee of the Board about observed illegal or unethical behavior and when they are in doubt about the best course of action to take in a particular situation. Employees are expected to cooperate in internal investigations of misconduct.

ALTHOUGH VIOLATIONS SHOULD FIRST BE REPORTED DIRECTLY TO MANAGEMENT, SUNOCO ALSO HAS A TOLL-FREE CONFIDENTIAL HOTLINE (800-228-5687) FOR ITS EMPLOYEES TO REPORT ANY VIOLATIONS OF LAW, THIS CODE OR OTHER COMPANY POLICIES BY COMPANY OFFICERS, DIRECTORS OR EMPLOYEES. THE HOTLINE IS AVAILABLE 24 HOURS A DAY/7 DAYS A WEEK AND CALLS ARE ANONYMOUS. The Hotline may be used to report any concerns regarding the Company’s compliance with any law, this Code or other Company policy, including but not limited to those concerning financial reporting and disclosures, financial or managerial controls, accounting, internal accounting controls, or auditing matters (including concerns regarding questionable accounting or auditing matters), antitrust, discrimination, harassment, retaliation, health, environment or safety, or any impropriety by any officer, director, employee or agent of Sunoco.

All issues raised regarding financial or accounting matters will be brought to the attention of Sunoco’s General Auditor and all significant issues related to financial matters and this Code will be brought to the attention of the Audit Committee of the Board of Directors.

It is the policy of the Company to provide employees with a working environment that is free of retaliation based on an employee’s good faith reporting or disclosing of any violation of law, this Code or other policy. Reports may be made anonymously.

16. Enforcement

Those who violate this Code will be subject to disciplinary action, up to and including termination of employment.

17. Compliance Procedures

Officers, directors and employees must all work to ensure prompt and consistent action against violations of this Code. However, some situations are not clear-cut and require a difficult judgement call. These are the steps officers, directors and employees should keep in mind:

•	Gather all the facts. In order to reach the right solutions, the people involved must be as fully informed as possible.

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Ask themselves: What specifically are they being asked to do? Does it seem unethical or improper? Focus on the specific question they are faced with and the alternatives they have. Use judgment and common sense; if something seems unethical or improper, it probably is. If the officer, director or employee or the Company would be embarrassed by the disclosure of the conduct to their supervisor, the government, or the public, then that course of conduct should not be followed.

•	Clarify responsibility and role. In most situations, there is shared responsibility. It may help to get others involved and discuss the problem.

•	Discuss the problem with their supervisor. This is the basic guidance for all situations. In many cases, the supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is the supervisor’s responsibility to help solve problems.

•	Seek help from Company resources. In the rare case in which it may not be appropriate to discuss an issue with the supervisor, or in which the person involved does not feel comfortable approaching his/her supervisor with the question, discuss it with the Human Resources manager or any member of the Legal Department. If that also is not appropriate, call (800) 228-5867, the Company’s toll-free Hotline, which will put the person involved in contact with the appropriate people at the Company who can help with the issues.

•	Violations may be reported in confidence and without fear of retaliation. If the situation requires that the identity of the employee, officer or director be kept secret, anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of violations of law, regulations, this Code and other Company policies.

•	Always ask first, act later. If any officer, director or employee is unsure of what to do in any situation, he/she should seek guidance.

Code of Business Conduct and Ethics Appendix

In addition to the matters addressed in this Code, officers, directors and employees are required to comply with all other Company Policies, as amended from time to time, including but not limited to the following Policies some of which address, with more specificity, matters addressed in this Code:

•	Anti-Discrimination Policy

•	Antitrust Compliance Policy

•	Computer Systems and Use and Security Policy

•	Conflict of Interest Policy

•	Corporate Disclosure Policy

•	Corporate Risk Management Policy

•	Equal Employment Opportunity Policy

•	Harassment Policy

•	Indemnification for Employee Service to Outside Organizations

•	Insider Trading Policy

•	Management Control Process

•	Non-Retaliation Policy

•	Personnel File Guidelines for Retention

•	Principles of Health, Environment and Safety

•	Prohibited Payments and Political Contributions Policy

•	Records/Information Management Policy

•	Substance Abuse Policy

•	Travel and Reimbursable Expense Policy